Covanta Holding Corporation
445 South Street
Morristown, NJ 07960
Tel: 862.345.5000
Fax: 862.345.5130

May 17, 2021

Paul Stauder

Dear Paul:

As you are aware, on October 29, 2020, Covanta Holding Corporation (“Covanta”) announced that it was undertaking a comprehensive strategic review of all of its businesses and operations. As Senior Vice President & President of Covanta Environmental Services (“CES”), your continued service and dedication to Covanta and CES is essential to our business plans. It is important that during the strategic business review process, you continue to lead the business while delivering exemplary service to our CES customers. To incentivize you to remain employed and committed to these goals, we are pleased to offer you a retention bonus as described in this Letter Agreement (“Agreement”).

Retention Bonus

In recognition of your role, critical business knowledge, and continued service with Covanta and CES through the strategic review process, we are offering you a retention bonus in the amount of $1,500,000.00, less all applicable withholdings and deductions required by law (the “Retention Bonus”).

You will be eligible to receive the Retention Bonus, if all of the following eligibility criteria are satisfied:

1.Your performance has been satisfactory, as determined in the sole discretion of Michael Ranger, President & CEO (or his successor), during the Retention Period.

2.You remain actively employed by Covanta through the Retention Period.

3.You have not given notice of your intent to resign from employment on or before the last day of the Retention Period.

4.Covanta has not given you notice of its intent to terminate your employment for cause on or before the last day of the Retention Period.

For purposes of this Agreement, the Retention Period is defined as the period commencing April 1, 2021 and ending on March 31, 2022.

Timing of Payment

If you are eligible to receive the Retention Bonus and sign and return this Agreement to Michael Ranger within ten (10) days of receiving this Agreement, the Retention Bonus will be paid to you in one lump sum payment on the first regularly scheduled pay date after the end of the Retention Period.

Notwithstanding anything to the contrary herein, if you pass away or your employment is involuntarily terminated for reasons other than “cause” (including in connection with a transaction or restructuring event) prior to the end of the Retention Period, or in the event of the accelerated vesting of your outstanding equity awards, you or your estate will receive a lump sum cash payment in the amount of the Retention Bonus within 45 days of such event.

For purposes of this Agreement, you will be considered to be terminated for “Cause” if you are terminated for gross insubordination, theft, willful gross misconduct, or willful gross negligence resulting in material harm to the financial condition or reputation of the Company.

No pro rata payment of the Retention Bonus will be payable under this Agreement.

Withholdings and Section 409A Compliance

All payments made pursuant to this Agreement shall be subject to tax withholding requirements as mandated by federal, state, and local law.

This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A

At-Will Employment

Your employment remains at-will, meaning that you and Covanta may terminate the employment relationship at any time, with or without cause, and with or without notice.

Confidentiality

You understand that prior to the public filing of this Agreement pursuant to Covanta’s public filing obligations as a reporting company under applicable federal securities laws, this Agreement and Retention Payment are confidential and should not be discussed with anyone other than your Human Resources Business Partner, the signer of this Agreement, members of your immediate family, your financial and legal advisors, who will also be under an obligation to keep the terms of this Agreement confidential, or pursuant to a court proceeding. While some employees may have been told that they will be eligible for a retention bonus, many other employees will not. Out of consideration for them and to ensure the integrity of this process, you are asked to maintain the confidentiality of this Agreement. We are relying on your sensitivity and professionalism in observing this request.

Merger Clause and Modifications
This Agreement contains all of the understandings and representations between Covanta and you relating to the Retention Bonus set forth herein and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus and additional compensation considerations; provided, however, that this Agreement shall not supersede any other agreement between Covanta and you, and any such agreements shall remain in full force and effect. This Agreement may not be amended or modified unless in writing signed by both the signer of this Agreement (and/or his successor or delegate) and you.

Choice of Law

This Agreement and all related documents and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statutes are governed by, and construed in accordance with the laws of New Jersey without regard to conflicts-of-law principles.

By signing below, you indicate acceptance of the terms set forth in this Agreement.

AGREED AND DATED this _________________ day of ________________2021.

                    By: ______________________________________
                        Paul Stauder

AGREED AND DATED this _________________ day of ________________2021.

Covanta Holding Corporation

                    By: ______________________________________
Michael Ranger, President & CEO
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